Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 7th day of February 2022, by and among Aesther Healthcare Sponsor, LLC and Suren Ajjarapu.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the shares of Class A Common Stock, par value $0.0001 per share, of Aesther Healthcare Acquisition Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on February 7, 2022.

Aesther Healthcare Sponsor, LLC

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Manager

Suren Ajjarapu

By:	/s/ Suren Ajjarapu